Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Reports Record

Third Quarter 2008 Results

ALICE, TEXAS – November 14, 2008 – Forbes Energy Services Ltd. (TSX: FRB) today announced its financial and operating results for the third quarter ended September 30, 2008. Following are highlights for the quarter:

•	Revenues increased to $105.1 million for the third quarter of 2008 from $88.6 million during the second quarter of 2008;

•	EBITDA increased to $28.9 million for the third quarter of 2008 from $25.8 million for the second quarter of 2008;

•	Well servicing rig count increased to 169 as of September 30, 2008 from 149 at June 30, 2008. Six of these rigs were being “rigged up” at September 30, 2008.

•	Fluid transport heavy truck fleet increased to 362 as of September 30, 2008 from 328 at June 30, 2008.

EBITDA is defined as net income before interest, taxes, depreciation and amortization. For a reconciliation of EBITDA to net income, please see the disclosures at the end of this release.

Net income for the three months ended September 30, 2008 was $8.3 million or $0.15 per diluted share. Net loss for the nine months ended September 30, 2008 was $19.9 million, or $0.49 loss per share, which includes a one-time, non-cash $46.4 million charge for deferred income taxes related to the Company’s reorganization into a taxable entity that occurred simultaneous with its IPO on May 29, 2008.

John Crisp, Forbes Energy’s President and Chief Executive Officer, stated, “We delivered strong results this quarter despite several days of hurricane-related downtime in September. Our utilization remains strong although we do anticipate at least a moderate slowdown in activity during the coming months due to lower commodity prices and a slowing economy. As a result, we have scaled back our capital expenditure budget for the rest of 2008 and 2009. Our capital expenditure plans are very flexible, and will continue to evolve with ever-changing market conditions.”

Business Segment Results

Well Servicing

Well servicing revenues increased to $54.3 million during the third quarter of 2008 compared to $47.4 million in the second quarter of 2008. Well servicing segment gross margins in the third quarter of 2008 were $18.9 million, compared to $17.4 million in the second quarter of 2008.

Forbes recorded approximately 107,520 rig hours for the third quarter of 2008, compared to 97,860 in the second quarter of 2008. The Company has increased its well service fleet to 169 rigs at September 30, 2008 from 149 as of June 30, 2008, an increase of 20 rigs during the quarter. Six of these rigs were being “rigged up” as of September 30, 2008 and therefore did not contribute to operating results for the third quarter. Equipment additions for the well servicing segment totaled $28.2 million during the three months ended September 30, 2008.

Fluid Logistics

Fluid logistics revenues in the third quarter of 2008 increased to $50.8 million compared to $41.2 million in the second quarter of 2008. The increase was primarily the result of additional equipment and an expanded customer base. Gross margins for the fluid logistics segment totaled $14.5 million compared to $13.1 million in the previous quarter.

Forbes recorded 313,750 truck hours during the third quarter of 2008 compared to 271,968 for the second quarter of 2008. The Company increased its fluid transport segment heavy truck fleet to 362 as of September 30, 2008 as compared to 328 as of June 30, 2008. Total equipment additions for the fluid logistics segment were $16.0 million for the three months ended September 30, 2008.

Conference Call

Forbes Energy will host a conference call to discuss its third quarter 2008 results on Friday, November 14, 2008, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (303) 275-2170 and ask for the “Forbes Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the “Corporate” page of Forbes Energy’s website, www.forbesenergyservices.com.

A telephonic replay of the conference call will be available until November 21, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11121428#. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.

About Forbes Energy

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, and Mexico.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and industry activity levels; potential for excess capacity; competition; and substantial capital requirements. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent quarterly report on Form 10-Q as well as other filings the Company has made with the Securities and Exchange Commission.

Forbes Energy’s financial statements and management’s discussion and analysis of financial condition and results of operations can be found in the Company’s quarterly report on form 10-Q, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

This press release also contains references to the non-GAAP financial measure of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA. For a reconciliation of EBITDA to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measures can be found on the “Corporate” page of Forbes Energy’s website, www.forbesenergyservices.com.

-Tables to Follow-

Selected Statement of Operations Data

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	Successor-Consolidated 2008	Predecessor-Combined 2007	Successor-Consolidated 2008	Predecessor-Combined 2007
Revenues
Well servicing	$54,343,084	$30,911,863	$141,003,486	$70,815,164
Fluid logistics	50,802,304	24,927,025	123,265,951	73,824,746

Total revenues	105,145,388	55,838,888	264,269,437	144,639,910

Expenses
Well servicing	35,406,964	16,850,316	89,819,779	39,058,114
Fluid logistics	36,281,048	17,065,983	86,739,998	48,473,312
General and administrative	4,511,599	3,576,245	12,371,906	6,089,872
Depreciation and amortization	9,157,283	4,065,275	23,792,421	9,996,937

Total expenses	85,356,894	41,557,819	212,724,104	103,618,235

Operating income	19,788,494	14,281,069	51,545,333	41,021,675

Other income (expense)
Interest expense	(6,532,810)	(2,034,859)	(19,091,945)	(5,611,829)
Other income (expense)	2,493	33,525	109,060	58,563

Income before taxes	13,258,177	12,279,735	32,562,448	35,468,409

Income Tax Expense	4,928,570	—	52,509,787	—

Net income/(loss)	$8,329,607	$12,279,735	$(19,947,339)	$35,468,409

Earnings/(loss) per share of common stock
Basic	$0.15		$(0.49)
Diluted	0.15		(0.49)

Weighted average number of shares outstanding
Basic	54,144,700		40,653,076
Diluted	54,144,700		40,653,076

Selected Balance Sheet Data

(Unaudited)

	September 30, 2008	December 31, 2007
Cash	$10,027,617	$5,209,345
Accounts receivable	79,522,105	42,998,005
Working Capital	(154,296)	(28,247,697)
Goodwill and other intangibles	72,773,122	—
Total assets	518,594,889	259,995,166
Total debt	215,588,885	111,281,004
Deferred tax liability	47,828,963	500
Members’/Stockholders’ equity	$167,889,005	$70,459,267

Selected Operating Data

	Three Months Ended September 30
	2008	2007
Working days	64	61
Rig Hours	107,520	48,759
Truck hours	313,750	182,906

Reconciliation of EBITDA to Net Income

(Unaudited)

(in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net Income (loss)	$8,330	$12,280	$(19,947)	$35,468
Depreciation and amortization	9,157	4,065	23,792	9,997
Interest expense	6,533	2,035	19,092	5,612
Income tax expense	4,929	—	52,510	—

EBITDA	$28,949	$18,380	$75,447	$51,077